Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

At the Company:	Investor Relations:
Gregory S. Skinner	Matt Glover or Michael Koehler
Vice President Finance and CFO	949-574-3860
(650) 261-3677	LNDC@liolios.com

Landec Corporation Announces Appointment of Molly Hemmeter as Chief Operating Officer

MENLO PARK, Calif.--(BUSINESS WIRE)—January 3, 2013--Landec Corporation (Nasdaq:LNDC) a developer and marketer of technology-based materials science products for food and medical applications today announced the appointment of Molly A. Hemmeter as Landec’s Chief Operating Officer. Ms. Hemmeter joined Landec in June 2009 as VP of Business Development and subsequently became Landec’s Chief Commercial Officer. Ms. Hemmeter will report directly to Gary Steele, Landec’s CEO and Chairman of the Board.

“Molly has made substantial contributions over the past four and a half years in driving growth at Landec. Molly served as the operational lead for the acquisitions of Lifecore and Greenline and for our investment in Windset Farms. Most recently, Molly has focused on expanding the marketing and new product innovation capabilities at our Apio food subsidiary. Under her leadership, we are launching a new category of fresh-cut specialty packaged vegetable salads and other value added, specialty packaged produce products. The first of these newly developed salads with nutrient-dense superfoods, Sweet Kale Salad, is the number one selling new salad kit product introduced in the last 12 months. As COO, and as we approach the $500 million a year revenue threshold, Molly’s 25 years of demonstrated achievements in strategy, operations, product development and marketing as well as experience in business partnering will be instrumental in continuing to advance Landec’s growth and profitability,” said Steele.

Prior to Landec, Ms. Hemmeter was VP of Global Marketing and New Business Development of Ashland, Inc.’s Performance Material Division where she created processes for identifying global new business development opportunities with significant revenue potential and led the programs from inception through commercialization. Prior to Ashland, she held a variety of managerial positions at Bausch and Lomb and Eli Lilly in areas of P&L management, brand management, new channel development and operations. Ms. Hemmeter obtained her Bachelor and Masters degrees in Chemical Engineering at University of Louisville and her Masters of Business Administration degree from Harvard Graduate School of Business.

“I look forward to continuing my work with the Landec management team, and as COO working more closely with the operating teams in our core businesses. I plan to initially focus on our current strategy for developing and commercializing new products for healthy living applications in the food and biomaterials markets in order to advance Landec to the next stage of growth and development”, commented Ms. Hemmeter.

About Landec Corporation

Landec Corporation is a materials science company that leverages its proprietary polymer technologies, application development and innovation capabilities to develop and commercialize new products in food and biomaterials markets. Landec’s subsidiary, Apio, has become the leader in US fresh-cut specialty packaged vegetables sold in North America based on combining Landec’s proprietary food packaging technology and the strength of two major national brands, Eat Smart® and GreenLine®, with the capabilities of large scale processing and national distribution. Lifecore Biomedical, a subsidiary of Landec, is a premium supplier of hyaluronan-based materials and medical products to ophthalmic, orthopedic and veterinary markets worldwide. In addition, Lifecore Biomedical provides specialized aseptic fill and finish services in a cGMP validated manufacturing facility for supplying commercial, clinical and pre-clinical products. For more information about the company, visit Landec’s website at www.landec.com.

Media and Industry Contact:

At the Company:	Investor Relations:
Gregory S. Skinner	Matt Glover or Michael Koehler
Vice President Finance and CFO	949-574-3860
(650) 261-3677	LNDC@liolios.com